EXHIBIT (5)

                     [LETTERHEAD OF U.S. TRUST CORPORATION]

September 16, 1998


The Board of Directors
U.S. Trust Corporation
114 West 47th Street
New York, New York  10036

Ladies and Gentlemen:

I am the duly elected General Counsel of U.S. Trust Corporation (the "Corporation") and I have acted as its counsel in connection with the preparation of a registration statement (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 41,127 Common Shares (the "Securities"), par value $1.00 per share, of the Corporation, and related share purchase rights (the "Rights"), which were or will be acquired by certain former stockholders of MSBMS (formerly Maier & Siebel, Inc.) (the "Selling Shareholders") pursuant to the Asset Purchase Agreement, dated as of July 17, 1998 (the "Agreement"), by and among U.S. Trust Company, National Association, Maier & Siebel, Inc. and the stockholders of Maier & Siebel, Inc.

For the purposes of this opinion, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate. I have relied as to certain matters on oral or written statements and representations of other officers of the Corporation and its affiliates, and other sources believed by me to be responsible.

Based on and subject to the foregoing, and to the other qualifications and limitations set forth herein, I am of the opinion that:

     (1) The Securities that have been issued and transferred to the Selling Shareholders as of the date hereof are, and the Securities to be issued and transferred to the Selling Shareholders (when issued and transferred as contemplated by the Agreement and the Registration Statement) will be, validly issued, fully paid and nonassessable.

     (2) Assuming that the rights agreement relating to the Rights has been duly authorized, executed and delivered by the rights agent thereunder, the Rights attributable to the Securities have been or will be (as the case may be) validly issued, fully paid and nonassessable.

In connection with the opinion set forth in paragraph (2) above, I note that the question of whether the Board of Directors of the Corporation might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of my opinion.

The foregoing opinions are limited to the law of the State of New York and the federal law of the United States.

I hereby consent to the use of my name under the heading "Validity of Common Shares" in the prospectus included in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Richard B. Gross

Richard B. Gross
General Counsel
U.S. Trust Corporation